UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                         SCHEDULE 13G/A

            Under the Securities Exchange Act of 1934
                       (Amendment No. 4)*

               Pacific Century CyberWorks Limited
               -----------------------------------
                        (Name of Issuer)

                         Ordinary Shares
               -----------------------------------
                 (Title of Class of Securities)

                            70454G207
               -----------------------------------
                         (CUSIP Number)

                          March 8, 2004
               -----------------------------------
     (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    Rule 13d-1(b)
 X  Rule 13d-1(c)
    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         Page 1 of 4 Pages

CUSIP No. 70454G207           13G               Page 2 of 4 Pages


1.   NAME OF REPORTING PERSON:                  INTEL CORPORATION
     I.R.S. IDENTIFICATION NO. OF ABOVE                94-1672743
     PERSON:
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)[  ]
                                                          (b)[  ]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

                5.   SOLE VOTING POWER:                       -0-
  NUMBER OF
    SHARES      6.   SHARED VOTING POWER:                     -0-
 BENEFICIALLY
 OWNED BY THE   7.   SOLE DISPOSITIVE POWER:                  -0-
  REPORTING
 PERSON WITH    8.   SHARED DISPOSITIVE POWER:                -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY THE               -0-
     REPORTING PERSON:
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
     EXCLUDES CERTAIN SHARES*                                [  ]
11.  PERCENT  OF CLASS REPRESENTED BY  AMOUNT  IN            0.0%
     ROW 9:

12.  TYPE OF REPORTING PERSON:*                                CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 70454G207           13G               Page 3 of 4 Pages


ITEM 1.   (a)  Name of Issuer:PACIFIC CENTURY CYBERWORKS LIMITED

          (b)  Address of Issuer's Principal Executive Offices:

               39/F, PCCW Tower, TaiKoo Place
               979 King's Road
               Quarry Bay,Hong Kong
               PEOPLES REPUBLIC OF CHINA
ITEM 2.   (a)  Name of Person Filing:  Intel Corporation

          (b)  Address of Principal Business Office or, if None,
               Residence:

               2200 Mission College Blvd.
               Santa Clara, CA  95052

          (c)  Citizenship:  Delaware

          (d)  Title of Class of Securities:  Common Shares

          (e)  CUSIP Number:  70454G207

ITEM 3.   Inapplicable

ITEM 4.   Ownership.

          (a)  Amount beneficially owned: -0-

          (b)  Percent of Class: 0.0%

          (c)  Number of shares as to which such person has:
               (i) Sole power to vote or to direct the vote: -0-
               (ii)  Shared power to vote or to direct the vote:
               -0-
               (iii) Sole power to dispose or to direct the disposition of: -0-
               (iv) Shared power to dispose or to direct the disposition of: -0-

ITEM 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6.   Ownership  of  More  than Five Percent  on  Behalf  of
          Another Person

          Inapplicable
ITEM 7.   Identification  and Classification of  the  Subsidiary
          Which  Acquired the Security Being Reported on By  the
          Parent Holding Company

          Inapplicable

ITEM 8.   Identification  and Classification of Members  of  the
          Group

          Inapplicable

ITEM 9.   Notice of Dissolution of Group

          Inapplicable

ITEM 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of, or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


CUSIP No. 70454G207           13G               Page 3 of 4 Pages


                             SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           2/11/05
                                            Date

                                      /s/ Bruce Sewell
                                          Signature

                                       D. Bruce Sewell
                               Vice President, General Counsel
                                         Name/Title